Exhibit 99.1

NEWS RELEASE

COMSTOCK HOMEBUILDING COMPANIES, INC. PROVIDES RESULTS FOR 2008 AND UPDATE ON OPERATIONS

Reston, Virginia (March 25, 2009) – (MARKET WIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI) (“Comstock” or the “Company”) today released preliminary financial results for 2008, information regarding the status of its delisting and a general update on operations.

Results of Operations

On March 31, 2009 the Company filed its 2008 Form 10-K with the Securities and Exchange Commission. For the twelve months ending December 31, 2008 the company generated the following summary results of operations:

	Twelve Months Ended December 31,
(dollars in 000s except per share)	2008	2007
Total revenue	$46,662	$266,159
Impairments & write-offs	18,022	78,264
Gross profit	(10,634)	(57,414)
Operating loss	(32,719)	(92,085)
Gain on troubled debt restructuring	12,851	—
Net loss	(17,058)	(87,510)
Diluted earnings per share	$(0.98)	$(5.42)

The Company reported the following summary balance sheet information for December 31, 2008:

	December 31,	December 31,
(dollars in 000s except per share)	2008	2007
Cash and cash equivalents	$5,977	$6,822
Real estate held for sale	129,542	203,860
Notes payable	102,829	171,214
Shareholder equity	30,525	46,519
Book value per share	$1.66	$2.61

The Company also announced that in connection with their unqualified opinion regarding the Company’s 2008 audit, the Company’s independent registered public accounting firm, PricewaterhouseCoopers, indicated their belief that declining market conditions create substantial doubt that the Company would continue operating throughout 2009 as a going concern. As such, PricewaterhouseCoopers issued a Going Concern Opinion along with its 2008 audit report.

Status of Delisting

The Company disclosed that on March 23, 2009 the Company received a notice from NASDAQ indicating that NASDAQ had determined to once again extend its suspension of the bid-price and market value of publicly held shares requirements until July 20, 2009. As such, the Company’s delisting deadline was automatically extended. The Company now has until on or about October 13, 2009 to regain compliance with the NASDAQ bid-price requirements and until on or about November 8, 2009 to regain compliance with the NASDAQ market value of publically held shares requirements.

Update on Operations and Cash Resources

The Company disclosed that sales during the first quarter remained weak as the general economic conditions in its three primary markets continued to generate low levels of consumer demand for new home sales. The Company reported that it projected 23 net new orders during the first quarter of 2009 representing approximately $7.4 million in net new order revenue. The Company projected that it will deliver 13 homes during the first quarter representing homebuilding revenue of approximately $5.7 million.

During the first quarter of 2009 the Company sold 7 units at its Eclipse project representing $4.4 million of new order revenue. As of March 31, 2009 the Company had sold a total of 371 of the 465 units at its Eclipse at Potomac Yard. Of the remaining 94 unsold units, 63 units were being rented generating approximately $133,000 per month of gross rental income to help cover the cost of operating the project.

The Company reported that its unrestricted cash balance as of March 31, 2009 was projected to be approximately $3.0 million with an additional $3.0 million of restricted cash which is being held as collateral in connection with a letter of credit issued by Wachovia Bank related to a discontinued captive general liability insurance policy. The Company is working to try to secure the release of the restricted cash. In connection with its limited liquidity the Company has elected not to make the March 31, 2009 interest payment due on its senior unsecured debt to JP Morgan Ventures. The amount of the interest payment due is approximately $218,000.

The Company also announced that it is working on multiple strategic plans aimed at generating unrestricted cash flow to shore up its balance sheet and secure its ability to continue operating. These strategies include further restructuring of the Company’s debts with its lenders as well as aggressive and non-conventional approaches to bulk selling inventory units. The Company warned that if unsuccessful in its efforts to generate free cash flow and restructure its debts with its lenders, the Company may be forced to seek bankruptcy protection while it reorganizes.

“The challenges currently facing the home building industry and the economy are unprecedented,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “The absolute lack of capital available to homebuilders is contributing to the downward spiral of the real estate market and is costing this country hundreds of thousands of jobs and is causing an untold loss of wealth. While we applaud the federal government’s effort to stimulate the economy we believe that the effort is flawed, as it has to date overlooked one of the most meaningful contributors to the U.S. economic engine—the homebuilding industry. As the government uses vast resources to prop up Wall Street, ‘Main Street’ is crumbling. In spite of these overwhelming obstacles, we remain committed to doing everything possible to reach amicable arrangements with our lenders, generate free cash flow from our existing assets and continue in our effort to stabilize the long term viability of this company.”

About Comstock Homebuilding Companies, Inc.

Comstock Homebuilding Companies, Inc. is a publically traded real estate enterprise with a focus on a variety of affordably priced, for-sale residential products. The company currently operates as Comstock Homes in the Washington, D.C.; Raleigh, NC; and Atlanta, GA markets. Comstock trades on Nasdaq as CHCI. For more information please visit www.comstockhomebuilding.com.

Cautionary Statement

This release may contain “forward-looking” statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s Form 10-K as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

INCOME STATEMENT	Twelve Months Ended December 31,
	2008	2007	2006
Revenues
Revenue - homebuilding	$44,097	$232,805	$240,093
Revenue - other	2,565	33,354	5,788

Total revenue	46,662	266,159	245,881

Expenses
Cost of sales - homebuilding	39,246	211,068	211,408
Cost of sales - other	28	34,241	5,249
Impairments and write-offs	18,022	78,264	57,426
Selling, general and administrative	16,400	34,671	37,500
Interest, real estate taxes and indirect costs related to inactive projects	5,685	—	—

Operating loss	(32,719)	(92,085)	(65,702)
Loss (Gain) on troubled debt restructuring	(12,851)	—	—
Other income, net	(2,850)	(1,886)	(1,487)

Loss before minority interest	(17,018)	(90,199)	(64,215)
Minority interest	(8)	(137)	15

Loss before equity in loss earnings of real estate partnership	(17,010)	(90,062)	(64,230)
Equity in loss of real estate partnership	—	—	(135)

Total pre tax loss	(17,010)	(90,062)	(64,365)
Income taxes expense (benefit)	48	(2,552)	(24,520)

Net loss	$(17,058)	$(87,510)	$(39,845)

Basic loss per share	$(0.98)	$(5.42)	$(2.63)

Basic weighted average shares outstanding	17,462	16,140	15,148

Diluted loss per share	$(0.98)	$(5.42)	$(2.63)

Diluted weighted average shares outstanding	17,462	16,140	15,148

BALANCE SHEET	December 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$5,977	$6,822
Restricted cash	3,859	4,985
Receivables	—	370
Due from related parties	—	92
Real estate held for development and sale	129,542	203,860
Inventory not owned - variable interest entities	19,250	19,250
Property, plant and equipment, net	829	1,539
Other assets	1,402	22,058

TOTAL ASSETS	$160,859	$258,976

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$8,232	$21,962
Obligations related to inventory not owned	19,050	19,050
Notes payable	84,563	135,367
Unsecured debt	18,266	35,847

TOTAL LIABILITIES	130,111	212,226

Commitments and contingencies
Minority interest	223	231

SHAREHOLDERS’ EQUITY
Class A common stock, $0.01 par value, 77,266,500 shares authorized, 15,608,438 and 15,120,955 issued and outstanding, respectively	156	151
Class B common stock, $0.01 par value, 2,733,500 shares authorized, 2,733,500 issued and outstanding	27	27
Additional paid-in capital	157,057	155,998
Treasury stock, at cost (391,400 Class A common stock)	(2,439)	(2,439)
Accumulated deficit	(124,277)	(107,219)

TOTAL SHAREHOLDERS’ EQUITY	30,525	46,519

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$160,859	$258,976

Contact:

Bruce Labovitz

Email Contact

703.230.1131

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